Exhibit 4(a)

Birmingham, Alabama

(A Stock Insurance Company)

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED FIXED AND VARIABLE ANNUITY CONTRACT

(Non-Participating)

Protective Life and Annuity Insurance Company agrees to provide the benefits described in this Contract. The Contract alone governs the rights of the parties.

THIS IS A VARIABLE ANNUITY CONTRACT

The benefits available under this Contract, including the Contract Value, death benefit and annuity income payments, when based on the investment experience of the separate account, are variable. They will increase and decrease as a result of fluctuations in the net investment factor described on page 13 of the Contract. There is no minimum value guarantee for amounts allocated to the separate account.

Variable annuity income payments are determined by the Annuity Unit Value(s) of the Sub-Account(s) you select and will increase or decrease as a result of fluctuations in the net investment factor above or below the Assumed Investment Return of 5%, as described on pages 16 and 17 of the Contract.

The explicit charges assessed against the separate account are described on the Schedule.

YOU HAVE THE RIGHT TO RETURN THIS CONTRACT

You may cancel this Contract within ten (10) days after you receive it by returning the Contract to our Administrative Office or to the Agent who sold it to you with a written request for cancellation. Return of this Contract by mail is effective on being post-marked and properly addressed with postage paid. We will promptly return the Contract Value plus any amount deducted from the Purchase Payments or the Contract Value. This may be more or less than the Purchase Payments. If this Contract replaced a life insurance policy or another annuity contract, you may cancel this Contract within sixty (60) days after you receive it.

{ Wayne E. Stuenkel	{ Deborah J. Long
President }	Secretary }

THIS IS A LEGALLY BINDING CONTRACT - READ IT CAREFULLY

Administrative Office:

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

{ P. O. Box 10648

Birmingham, Alabama 35202-0648

(800) 456-6330 }

This Page Intentionally left blank.

SCHEDULE

CONTRACT NUMBER	EFFECTIVE DATE
{ AFVA-000000001 }	{ May 1, 2008 }

OWNER 1	BIRTH DATE OF OWNER 1
{ John C. Doe }	{ March 30, 1953 }

OWNER 2	BIRTH DATE OF OWNER 2
{ Mary F. Doe }	{ April 15, 1958 }

ANNUITANT	BIRTH DATE OF ANNUITANT
{ John C. Doe }	{ March 30, 1953 }

BENEFICIARY	ANNUITY COMMENCEMENT DATE
As contained in our records	{ March 30, 2048 }

INITIAL PURCHASE PAYMENT: { $100,000.00 }

LATEST AGE FOR PURCHASE PAYMENTS: { 85 }

{ ANNUAL BONUS: { 0.25% } on the { 8th } Contract Anniversary, and on each Contract Anniversary thereafter to the Annuity Commencement Date. }

MINIMUM GUARANTEED INTEREST RATE FOR THE GUARANTEED ACCOUNT: { 3.00% }

ANNUAL EFFECTIVE INTEREST RATES ON THE EFFECTIVE DATE:

FIXED ACCOUNT - { 3.00% }

DCA FIXED ACCOUNT 1 - { 4.00% }

DCA FIXED ACCOUNT 2 - { 3.50% }

MORTALITY AND EXPENSE RISK CHARGE

{ 0.95% } per annum.

ADMINISTRATION CHARGE

{ 0.10% } per annum.

DEATH BENEFIT

{ Return of Purchase Payments }

DEATH BENEFIT COST CALCULATION METHOD

{ CoverPay® - A Benefit Based Fee }

{ CONTRACT MAINTENANCE FEE: $30

The contract maintenance fee is deducted prior to the Annuity Commencement Date on each Contract Anniversary, and on any day that the Contract is surrendered other than the Contract Anniversary. The contract maintenance fee will be deducted from the Allocation Options in the same proportion as their values are to the Contract Value. The contract maintenance fee will be waived by the Company in the event the Contract Value or the aggregate Purchase Payments reduced by surrenders equals or exceeds $50,000 on the date the contract maintenance fee is to be deducted. }

{ TRANSFER FEE

$25 per transfer in excess of 12 transfers in any Contract Year. }

SURRENDER CHARGE

Number of Full Years Elapsed Between the Date the Purchase Payment was applied to the Contract and the Surrender Date	Surrender Charge Percentage
0	7%
1	6%
2	6%
3	5%
4	4%
5	3%
6	2%
7+	0%

ALLOCATION OPTIONS AVAILABLE ON THE EFFECTIVE DATE

Protective Life Guaranteed Account

Fixed Account

DCA Fixed Account 1

DCA Fixed Account 2

Protective Variable Annuity Account A

{ Fidelity

VIP Contrafund® Service Class 2

VIP Equity-Income Service Class 2

VIP Growth Service Class 2

VIP Index 500 Service Class 2

VIP Investment Grade Bond Service Class 2

VIP Mid Cap Service Class 2

Franklin Templeton

Franklin Flex Cap Growth Class 2

Franklin Income Class 2

Franklin Rising Dividends Class 2

Franklin Small-Mid Cap Growth Class 2

Franklin U. S. Government Class 2

Mutual Shares Class 2

Templeton Foreign Class 2

Templeton Global Income Securities Class 2

Templeton Growth Class 2

Goldman Sachs

Capital Growth

Growth and Income

Strategic International Equity

Structured Small Cap Equity

Structured U. S. Equity

Lord Abbett

America’s Value

Bond-Debenture

Growth and Income

Growth Opportunities

Mid-Cap Value

MFS Investment Management

Emerging Growth Service Class

Investors Growth Stock Service Class

Investors Trust Service Class

New Discovery Service Class

Research Service Class

Total Return Service Class

Utilities Service Class

OppenheimerFunds

Capital Appreciation Service Class

Global Securities Service Class

High Income Service Class

Main Street® Service Class

MidCap Service Class

Money

Strategic Bond Service Class

Van Kampen

Aggressive Growth Class II

Comstock Class II

Enterprise Class II

Government Class II

Growth and Income Class II

Strategic Growth Class II

UIF Equity and Income Class II }

TABLE OF CONTENTS

DEFINITIONS	7

PARTIES TO THE CONTRACT	8
Company	8
Owner	8
Change of Owner	8
Beneficiary	8
Change of Beneficiary	8
Annuitant	8
Change of Annuitant	8
Payee	9

GENERAL PROVISIONS	9
Entire Contract	9
Modification of Contract	9
Incontestability	9
Assignment	9
Written Notice	9
Error in Age or Gender	9
Settlement	9
Receipt of Payment	10
Protection of Proceeds	10
Premium Tax	10
Non-Participating	10
Minimum Values	10
Application of Law	10
Reports	10

PURCHASE PAYMENTS	10
Purchase Payments	10
Allocation of Purchase Payments	10
No Default	10

VARIABLE ACCOUNT	11
General Description	11
Sub-Accounts of the Variable Account	11
Variable Account Value	12
Accumulation Unit Values	12

TRANSFERS	13
Transfers	13
Dollar Cost Averaging	13

SURRENDERS	14
Full and Partial Surrenders	14
Penalty Free Surrender	14
Determining the Surrender Charge	14
Suspension or Delay in Payment of Surrender	14

DEATH BENEFIT	15
Death of an Owner	15
Death of the Annuitant	15
Death Benefit	15
Payment of the Death Benefit	15
Suspension of Payment	16

ANNUITIZATION	16
Annuity Commencement Date	16
Annuity Income Payments	16
Fixed Income Payments	16
Variable Income Payments	16
Annuity Unit Values	17
Selection of Annuity Option	17
Annuity Options	17
Minimum Amounts	18
Guaranteed Purchase Rates	18

FIXED ANNUITY TABLES	19

VARIABLE ANNUITY TABLES	19

DEFINITIONS

Accumulation Unit: A unit of measure used to calculate the value of a Sub-Account prior to the Annuity Commencement Date.

Age: The age of a person on her or his last birthday.

Allocation Option: Any account to which Purchase Payments may be allocated or Contract Value transferred under this Contract.

Annuity Commencement Date: The date as of which the Contract Value, less applicable premium tax, is applied to an Annuity Option.

Annuity Option: The payout option pursuant to which the Company makes annuity income payments.

Annuity Unit: A unit of measure used to calculate the amount of the variable income payments.

Assumed Investment Return: The assumed annual rate of return used to calculate the amount of the variable income payments.

Contract Anniversary: The same month and day as the Effective Date in each subsequent year the Contract is in force.

Contract Value: Prior to the Annuity Commencement Date, the Variable Account value attributable to this Contract.

Contract Year: Any period of 12 months commencing with the Effective Date or any Contract Anniversary.

Effective Date: The date as of which the initial Purchase Payment is credited to the Contract and the date the Contract takes effect. It is shown on the Schedule.

Fund: Any investment portfolio in which a corresponding Sub-Account invests.

Purchase Payment: The amount(s) paid by the Owner and accepted by the Company as consideration for the Contract.

Sub-Account: A separate division of the Variable Account.

Valuation Day: Each day on which the New York Stock Exchange is open for business.

Valuation Period: The period which begins at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next Valuation Day.

Variable Account: The Variable Annuity Account A, a separate investment account of Protective Life.

Written Notice: A notice or request submitted in writing in a form satisfactory to the Company that is received at the Company’s administrative office.

PARTIES TO THE CONTRACT

Company - Protective Life and Annuity Insurance Company, also referred to as “Protective Life”, “we”, “us” and “our”.

Owner - The person or persons who own the Contract and are entitled to exercise all rights and privileges provided in the Contract. A Contract may be issued to no more than two Owners. Individuals as well as non-natural persons, such as corporations or trusts, may be Owners. The Owner is referred to as “you” and “your”.

Change of Owner - The Owner may be changed by Written Notice provided: (a) the new Owner’s Age would not have prevented a purchase of this Contract, including any attached optional benefit rider, on the Effective Date; and, (b) the new Owner attains Age 95 on or after the Annuity Commencement Date.

Beneficiary - The person or persons who may receive the benefits of this Contract upon the death of an Owner.

Primary - The Primary Beneficiary is the surviving Owner, if any. If there is no surviving Owner, the Primary Beneficiary is the person or persons designated by the Owner and named in our records.

Contingent - The Contingent Beneficiary is the person or persons designated by the Owner and named in our records to be Beneficiary if the Primary Beneficiary is not living.

If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner’s death, the Beneficiary will be the estate of the deceased Owner. If an Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner.

Change of Beneficiary - Unless designated irrevocably, you may change the Beneficiary by Written Notice prior to the death of any Owner. An irrevocable Beneficiary is one whose written consent is needed before you can change the Beneficiary designation or exercise certain other rights.

Annuitant - The person or persons on whose life annuity income payments may be based. Owner 1 is the Annuitant unless the Owner designates another person as the Annuitant.

Change of Annuitant - You may change the Annuitant by Written Notice prior to the Annuity Commencement Date. However, if any Owner is not an individual the Annuitant may not be changed. You may not designate an Annuitant who attained Age 86 on or before the Effective Date or who will attain Age 95 earlier than the Annuity Commencement Date in effect when the change of Annuitant is requested.

Payee - The person or persons designated by the Owner to receive the annuity income payments under the Contract. The Annuitant is the Payee unless you designate another party as the Payee. You may change the Payee at any time.

GENERAL PROVISIONS

Entire Contract - This Contract and its attachments including the copy of your application and any endorsements and amendments, constitute the entire agreement between you and us. All statements in the application shall be considered representations and not warranties.

Modification of the Contract - No one is authorized to modify or waive any term or provision of this Contract unless we agree to the modification or waiver in writing and it is signed by our President, Vice-President or Secretary. We reserve the right to change or modify the provisions of this Contract to conform to any applicable laws, rules or regulations issued by a government agency, or to assure continued qualification of the Contract as an annuity contract under the Internal Revenue Code. We will send you a copy of the endorsement that modifies the Contract, and will obtain all necessary regulatory approvals.

Incontestability - We will not contest this Contract after it is issued.

Assignment - You have the right to assign your interest in this Contract. We do not assume responsibility for the assignment. Any claim made while the Contract is assigned is subject to proof of the nature and extent of the assignee’s interest prior to payment.

Written Notice - All instructions under this Contract, and all requests to change or assign it must be by Written Notice. The Written Notice is effective as of the date it was signed, however, we are not responsible for following any instruction or making any change or assignment before we actually receive the Written Notice.

Error in Age or Gender - When a Contract benefit, charge or fee is contingent upon any person’s Age or gender, we may require proof of such. We may suspend payments until proof is provided. When we receive satisfactory proof, we will make the payments that were due during the period of suspension. Where the use of unisex mortality rates is required, we will not determine or adjust benefits or fees based upon gender.

If after proof of Age and gender (where applicable) is provided, it is determined that the information you furnished was not correct, we will adjust the benefits, charges and fees to those that would result based upon the correct information. After the adjustment, if we owe you we will pay the amount in a lump sum. If the error resulted in an overpayment or undercharge, we will deduct that amount from the Contract Value or may adjust any current or future payment due under the Contract. Amounts owed to either you or us will bear interest at an annual effective interest rate of 3%.

Settlement - Benefits due under this Contract are payable from our administrative office and may be applied to any option we offer for such payments at the time the election is made. Unless directed otherwise by Written Notice, we will make payments according to the instructions contained in our records at the time the payment is made. We shall be discharged from all liability for payment to the extent of any payments we make.

Receipt of Payment - If any Owner, Annuitant, Beneficiary or Payee is incapable of giving a valid receipt for any payment, we may make such payment to whomever has legally assumed her or his care and principal support. Any such payment shall fully discharge us to the extent of that payment.

Protection of Proceeds - To the extent permitted by law and except as provided by an assignment, no benefits payable under this Contract will be subject to the claims of creditors.

Premium Tax - Premium tax will be deducted, if applicable. Premium tax may be deducted from the Purchase Payment(s) when accepted, from the Contract Value upon a full or partial surrender, from the death benefit, or amounts applied to an Annuity Option.

Non-Participating - This Contract does not share in our surplus or profits, or pay dividends.

Minimum Values - The values available under the Contract are at least equal to the minimum values required by the state where the Contract is delivered.

Application of Law - The provisions of the Contract are to be interpreted in accordance with the laws of the state in which it is delivered, the Internal Revenue Code and applicable regulations.

Reports - At least annually prior to the Annuity Commencement Date, we will send to you at the address contained in our records a report showing your current Contract Value and any other information required by law as of a date not more than 31 days prior to the mailing date.

PURCHASE PAYMENTS

Purchase Payments - All Purchase Payments are payable at our administrative office. They shall be made by check payable to Protective Life and Annuity Insurance Company or by any other method we deem acceptable. Your initial Purchase Payment is shown on the Schedule.

Generally, we will accept additional Purchase Payments until the oldest Owner’s or Annuitant’s Age exceeds the “Latest Age for Purchase Payments” shown on the Schedule. The minimum additional Purchase Payment we will accept is $100. The maximum aggregate Purchase Payment(s) we will accept without prior administrative office approval is $1,000,000. We reserve the right not to accept any Purchase Payment.

Allocation of Purchase Payments - We allocate Purchase Payments according to the instructions contained in our records at the time we accept the Purchase Payment at our administrative office. Your initial allocation instructions are on the application. You may change your allocation instructions at any time by Written Notice. Allocations must be made in whole percentages.

No Default - You are not required to make any additional Purchase Payments.

VARIABLE ACCOUNT

General Description - The variable benefits under the Contract are provided through Variable Annuity Account A, which is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. We own the assets in the Variable Account. The portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account are not chargeable with the liabilities arising out of any other business we may conduct. The income, gains and losses, both realized and unrealized, from the assets of the Variable Account shall be credited to or charged against the Variable Account without regard to any other income, gains or losses of the Company. We have the right to transfer to our general account any assets of the Variable Account that are in excess of such reserves and other liabilities.

Sub-Accounts of the Variable Account - The Variable Account is divided into a series of Sub-Accounts. The Sub-Accounts available on the Effective Date are listed on the Schedule. Each Sub-Account invests in shares of a corresponding Fund. The income, dividends, and gains, if any, distributed from the shares of a Fund will be reinvested by purchasing additional shares of that Fund at its net asset value.

When permitted by law, we may:

(1)           create new variable accounts;

(2)           combine new variable accounts;

(3)           add new Sub-Accounts to, or remove existing Sub-Accounts from the Variable Account, or combine Sub-Accounts;

(4)           make new Sub-Accounts or other Sub-Accounts available to such classes of the Contracts as we may determine;

(5)           add new Funds, or remove existing Funds;

(6)           substitute a different Fund for any existing Fund if shares of a Fund are no longer available for investment, or if we determine that investment in a Fund is no longer appropriate in light of the purpose of the Variable Account;

(7)           deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;

(8)           operate the Variable Account as a management investment company under the Investment Company Act of 1940 or as any other form permitted by law;

(9)           make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

The values and benefits of this Contract provided by the Variable Account depend on the investment performance of the Funds in which the Sub-Accounts invest. We do not guarantee the investment performance of the Funds. You bear the full investment risk for amounts allocated or transferred to the Sub-Accounts.

We reserve the right to deduct taxes attributable to the operation of the Variable Account.

Variable Account Value - At any time prior to the Annuity Commencement Date, the Variable Account value is equal to:

(1)           Purchase Payments allocated to the Variable Account; plus

(2)           other amounts applied to the Variable Account; plus or minus

(3)           investment performance; minus

(4)           the amount of any surrenders removed from the Variable Account including applicable surrender charges, if any; minus

(5)           other charges, fees and premium tax deducted from the Variable Account.

The Variable Account value equals the total of the Sub-Account values.

Amounts allocated to the Variable Account are used to purchase Accumulation Units of one or more Sub-Accounts. To calculate the value of a Sub-Account, we multiply the number of Accumulation Units attributable to each Sub-Account by the Accumulation Unit value for that Sub-Account as of the Valuation Period for which the value is being determined.

Events that will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account include, but are not limited to:

(1)           transfers from a Sub-Account;

(2)           a full or partial surrender;

(3)           payment of the death benefit;

(4)           annuitization;

(5)           deduction of charges, fees or premium tax.

Accumulation Units will be canceled as of the end of the Valuation Period during which the transaction occurs.

Accumulation Unit Values - The Accumulation Unit value for each Sub-Account on any Valuation Day is determined by multiplying the Accumulation Unit value on the prior Valuation Day by the net investment factor for the Valuation Period. The net investment factor is used to measure the investment performance of a Sub-Account from one Valuation Period to the next. A net investment factor is determined for each Sub-Account for each Valuation Period. The net investment factor may be greater or less than one, so the value of an Accumulation Unit can increase or decrease.

The net investment factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and subtracting (3), where:

(1)          is the result of:

a.      the net asset value per share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

b.      the per share amount of any dividend or capital gain distributions made by the Funds held in the Sub-Account, if the “ex-dividend” date occurs during the current Valuation Period.

(2)           is the net asset value per share of the Fund held in the Sub-Account, determined at the end of the most recent prior Valuation Period.

(3)           is a factor representing the mortality and expense risk charge and the administration charge for the number of days in the Valuation Period and a charge or credit for any taxes attributed to the investment operations of the Sub-Account, as determined by the Company.

TRANSFERS

Transfers - Prior to the Annuity Commencement Date, you may instruct us to transfer amounts among the Allocation Options. You must transfer at least $100 or, if less, the entire amount in the Allocation Option each time you make a transfer. If after the transfer the amount remaining in any of the Allocation Options from which the transfer is made is less than $100, we may transfer the entire amount instead of the requested amount. We may also limit the number of transfers to no more than 12 per year. For each additional transfer over 12 during each Contract Year, we may charge the transfer fee shown on the Schedule. The transfer fee, if any, will be deducted from the amount being transferred. We will not honor transfer requests when the transfer would be detrimental to any Fund, other Owners or the Variable Account.

Dollar Cost Averaging - Prior to the Annuity Commencement Date, you may instruct us by Written Notice to systematically and automatically transfer, on a monthly or quarterly basis, amounts from a Sub-Account into one or more different Sub-Accounts, except no dollar cost averaging transfers may be made into the { OppenheimerFunds Money } Sub-Account. Dollar cost averaging transfers can be made on the 1st through the 28th day of a month. We will continue dollar cost averaging transfers until the earlier of:

(1)           the value of the Sub-Account from which the transfers are being made is $0; or

(2)           you instruct us by Written Notice to discontinue the transfers.

Transfers made to facilitate dollar cost averaging will not count against the 12 transfers allowed each Contract Year.

SURRENDERS

Full and Partial Surrenders - You may fully surrender your Contract any time prior to the Annuity Commencement Date. You may request a partial surrender prior to the Annuity Commencement Date provided the Contract Value remaining after the partial surrender is at least equal to the minimum amount required to purchase a Contract. The amount we pay upon a full or partial surrender is equal to the Contract Value surrendered minus applicable surrender charges, if any, fees and premium tax. We will make partial surrenders pro-rata from the Allocation Options.

Penalty Free Surrender - During the first Contract Year you may withdraw an amount equal to 10% of your initial Purchase Payments without incurring a surrender charge. In any subsequent Contract Year you may withdraw, without incurring a surrender charge, an amount equal to the greatest of:

(1)           the earnings in your Contract as of the prior Contract Anniversary, if any; or,

(2)           10% of cumulative Purchase Payments as of the prior Contract Anniversary; or,

(3)           10% of the Contract Value as of the prior Contract Anniversary.

This is called a ‘penalty free surrender’. For the purpose of determining the penalty free surrender, earnings equal the Contract Value on the prior Contract Anniversary minus Purchase Payments not previously assessed with a surrender charge. Surrenders in excess of the penalty free surrender in any Contract Year are subject to the surrender charge.

Determining the Surrender Charge - We calculate the surrender charge by first allocating surrendered Contract Value in excess of any penalty free surrender to Purchase Payments not previously assessed with a surrender charge using a “first-in, first-out” (FIFO) basis. We then allocate any remaining surrendered Contract Value pro-rata to these Purchase Payments. The surrender charge is the total of each of the allocated amounts of surrendered Contract Value multiplied by its applicable surrender charge percentage, as shown on the Schedule. If the surrendered Contract Value exceeds any penalty free surrender and if no surrendered Contract Value was allocated to Purchase Payments, the surrender charge on the surrendered Contract Value is determined by applying the surrender charge percentage associated with the most recent Purchase Payment we accepted.

Suspension or Delay in Payment of Surrender - The Company may suspend or delay the date of payment of a partial or full surrender from the Variable Account value for any period:

(1)           when the New York Stock Exchange is closed; or

(2)           when trading on the New York Stock Exchange is restricted; or

(3)           when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which:

a.      the disposal of securities in the Variable Account is not reasonably practical; or

b.      it is not reasonably practical to determine fairly the value of the net assets of the Variable Account; or

(4)           when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

DEATH BENEFIT

Death of an Owner - If an Owner dies before the Annuity Commencement Date and while this Contract is in force, we will pay the death benefit to the Beneficiary. If an Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner and remaining payments must be distributed at least as rapidly as under the Annuity Option in effect at the time of the Owner’s death.

Death of the Annuitant - If the Annuitant is not an Owner and dies prior to the Annuity Commencement Date, Owner 1 will become the new Annuitant unless you designate otherwise. If any Owner is not an individual, we will treat the death of the Annuitant as a death of an Owner.

Death Benefit - The death benefit is the Contract Value as of the end of the Valuation Period during which we receive due proof of death. Only one death benefit is payable under this Contract, even though the Contract may, in some circumstances, continue beyond an Owner’s death.

Payment of the Death Benefit - The death benefit may be taken in one sum immediately and the Contract will terminate. If the death benefit is not taken in one sum immediately, the entire interest in the Contract must be distributed under one of the following options:

(1)           the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the deceased Owner’s death; or,

(2)           the entire interest must be distributed within 5 years of the deceased Owner’s death.

If the Beneficiary is the deceased Owner’s spouse, the surviving spouse may elect, in lieu of receiving the death benefit, to continue the Contract and become the new Owner provided the deceased Owner’s spouse meets all the requirements in the “Change of Owner” provision. The surviving spouse may then select a new Beneficiary. Upon the surviving spouse’s death, the Beneficiary may take the death benefit in one sum immediately and the Contract will terminate. If not taken in one sum immediately, the death benefit must be distributed to the Beneficiary according to either paragraph (1) or (2), above.

If there is more than one Beneficiary, the foregoing provisions apply to each Beneficiary individually.

The death benefit provisions of this Contract shall be interpreted to comply with the requirements of §72(s) of the Internal Revenue Code. We will endorse this Contract as necessary to conform to regulatory requirements. We will obtain all necessary regulatory approvals and will send you a copy of the endorsement.

Suspension of Payment - Payment of the death benefit may be suspended or delayed under the circumstances described in the “Suspension or Delay in Payment of Surrender” provision.

ANNUITIZATION

Annuity Commencement Date - On the Effective Date, the Annuity Commencement Date is the oldest Owner’s or Annuitant’s 95th birthday and is shown on the Schedule. The Owner may change the Annuity Commencement Date by Written Notice. The proposed Annuity Commencement Date must be at least 30 days beyond the date we receive it and at least 1 year after the Effective Date. You may not select an Annuity Commencement Date that occurs after the oldest Owner or Annuitant attains Age 95 without our consent.

On the Annuity Commencement Date, we apply the Contract Value, less any applicable premium tax, to the Annuity Option you select and establish annuity income payments.

Annuity Income Payments - You may elect to receive fixed income payments, variable income payments, or a combination of both using the same Annuity Option and certain period.

Fixed Income Payments - Fixed income payments are periodic payments from the Company to the designated Payee, the amount of which is fixed and guaranteed by the Company. Fixed income payments are not in any way dependent upon the investment experience of the Variable Account.

Variable Income Payments - Variable income payments are periodic payments from the Company to the designated Payee, the amount of which varies from one payment to the next as a reflection of the net investment experience of the Sub-Account(s) you select to support the payments.

Using an Assumed Investment Return of 5%, we determine the dollar value of a variable income payment as of the Annuity Commencement Date. However, no payment is actually made on that date. We then allocate that dollar amount among the Sub-Accounts you selected to support your variable income payments. Based on the Annuity Unit values of the selected Sub-Accounts on that date, we determine the number of Annuity Units attributable to each Sub-Account. The number of Annuity Units attributable to each Sub-Account remains constant unless there is a transfer of Annuity Units between Sub-Accounts.

To calculate the amount of each variable income payment, we multiply the number of Annuity Units attributable to each Sub-Account by the Annuity Unit value for that Sub-Account as of the Valuation Period on which the payment is being determined. We then total results of these calculations for each Sub-Account.

Annuity Unit Values - The Annuity Unit value of each Sub-Account for any Valuation Period is equal to (1) multiplied by (2) divided by (3) where:

(1)           is the net investment factor for the Valuation Period for which the Annuity Unit value is being calculated using the mortality and expense risk charge and the administration charge shown on the Schedule;

(2)           is the Annuity Unit value for the preceding Valuation Period; and

(3)           is a daily Assumed Investment Return factor adjusted for the number of days in the Valuation Period.

Neither the Company’s actual expenses nor its mortality experience will adversely affect the dollar amount of the variable income payments after they have commenced.

You may transfer Annuity Units between Sub-Accounts. This is done by converting Annuity Units of a Sub-Account into a dollar amount using the Annuity Unit value for that Sub-Account on the Valuation Period during which the transfer occurs and reconverting that dollar amount into the appropriate number of Annuity Units of another Sub-Account using its Annuity Unit value for the same Valuation Period. Thus, on the date of the transfer, the dollar amount of the portion of a variable income payment generated from the Annuity Units of either Sub-Account would be the same. For variable income payments, only one transfer between Sub-Accounts is allowed in any calendar month.

Transfers involving fixed income payments are not allowed.

Selection of Annuity Option - You may select an Annuity Option, or change your selection by Written Notice received by the Company not later than 30 days before the Annuity Commencement Date. If you have not selected an Annuity Option within 30 days of the Annuity Commencement Date, we will apply your Contract Value to fixed income payments under Option B - Life Income with Payments for a 10 Year Certain Period.

Annuity Options - You may select from among the following Annuity Options:

OPTION A - PAYMENTS FOR A CERTAIN PERIOD: We will make income payments for the period you select from among those available at the time you make your selection. Payments under this Annuity Option do not depend on the life of an Annuitant. Fixed income payments under Option A may not be surrendered, but you may surrender variable income payments under Option A. No certain period may be less than 10 years without our prior consent.

OPTION B - LIFE INCOME WITH OR WITHOUT A CERTAIN PERIOD: Payments are based on the life of an Annuitant. We reserve the right to demand proof that the Annuitant(s) is living prior to making any income payment. If you include a certain period, we will make payments for the lifetime of the Annuitant, with payments guaranteed for the certain period you select. Payments stop at the end of the selected certain period or when the Annuitant(s) dies, whichever is later. If no certain period is selected, payments will stop upon the death of the Annuitant(s) no matter how few or how many payments have been made. Neither fixed nor variable income payments under Option B may be surrendered. No certain period may be less than 10 years without our prior consent.

ADDITIONAL OPTION: The Contract Value, less applicable premium tax, may be used to purchase any annuity we offer on the date this option is elected.

Minimum Amounts - If your Contract Value is less than $2,000 on the Annuity Commencement Date, we reserve the right to pay the Contract Value in one lump sum. If at any time your annuity income payments are less than $20, we reserve the right to change the frequency of your income payments to an interval that will result in a payment amount at least equal to that amount.

Guaranteed Purchase Rates - The guaranteed interest basis for fixed income payments, which is not applicable to variable income payments, is 1.5%. The mortality basis is the Annuity 2000 Mortality Table projected 4 years using the annual projection factors associated with the 1983 Individual Annuitant Mortality Table. One year will be deducted from the attained age of the Annuitant for every 3 completed years beyond the year 2004. Upon request, we will furnish you the guaranteed purchase rates for ages and periods not shown below. Annuity benefits available on the Annuity Commencement Date will not be less than those provided by the application of an equivalent amount to the purchase of a single premium immediate annuity contract offered by us on the Annuity Commencement Date to the same class of Annuitants for the same Annuity Option.

Individual Flexible Premium Deferred Fixed and Variable Annuity Contract Non-Participating

FIXED ANNUITY TABLES

These tables illustrate the minimum fixed monthly annuity payments rates for each $1,000 applied.

OPTION A TABLE	OPTION B TABLE
Payments for a Certain Period	Life Income with or without a Certain Period

					Life with 10 Year
	Monthly	Age of	Life Only		Certain Period
Years	Payment	Annuitant	Male	Female	Male	Female
10	8.96	60	3.82	3.44	3.76	3.41
15	6.20	65	4.47	3.98	4.34	3.92
20	4.81	70	5.37	4.74	5.08	4.60
25	3.99	75	6.62	5.84	5.95	5.48
30	3.44	80	8.37	7.48	6.90	6.52
		85	10.85	9.94	7.76	7.54
		90	14.29	13.49	8.40	8.28
		95	18.93	18.03	8.78	8.73

VARIABLE ANNUITY TABLES

Payments will vary based on the investment experience of the Variable Account relative to the interest assumption of 5% and could be more or less than the payments shown.

OPTION A TABLE	OPTION B TABLE
Payments for a Certain Period	Life Income with or without a Certain Period

					Life with 10 Year
	Monthly	Age of	Life Only		Certain Period
Years	Payment	Annuitant	Male	Female	Male	Female
10	9.96	60	5.56	5.19	5.46	5.13
15	7.41	65	6.18	5.68	5.98	5.58
20	6.17	70	7.05	6.39	6.63	6.18
25	5.46	75	8.26	7.46	7.39	6.96
30	5.00	80	9.98	9.06	8.21	7.87
		85	12.39	11.47	8.94	8.75
		90	15.71	14.94	9.47	9.38
		95	20.13	19.30	9.80	9.75